Exhibit 99.1

Titan Pharmaceuticals, Inc.

FOR IMMEDIATE RELEASE

TITAN REPORTS SECOND QUARTER 2010 FANAPT® ROYALTY

South San Francisco, CA – July 23, 2010 – Titan Pharmaceuticals, Inc. (TTNP.OB) today reported that the company expects to receive a royalty payment of approximately $55,000 on second quarter 2010 sales of Fanapt (iloperidone) of approximately $693,000. This reflects a significant decrease from first quarter sales which, as is customary, included substantial initial product stocking in the distribution channels. Prescriptions for Fanapt, an important indicator of market acceptance during product launch, showed a positive growth trend during the quarter according to analyst reports which showed that total weekly prescriptions for Fanapt grew from approximately 475 prescriptions/week at the end of March to about 1,210 prescriptions/week at the end of June.

About Titan Pharmaceuticals

For information concerning Titan Pharmaceuticals, Inc., please visit the Company’s website at www.titanpharm.com.

The press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include, but are not limited to, any statements relating to the Company’s development program and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug candidates, adverse side effects or inadequate therapeutic efficacy of the Company’s drug candidates that could slow or prevent product development or commercialization, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, and the Company’s ability to obtain additional financing. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release.

CONTACT:

Titan Pharmaceuticals, Inc.

Sunil Bhonsle, 650-244-4990

President

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